Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-181768, 333-179774, 333-151426, 333-39007 on Form S-8, Registration Statements No. 333-79557, 333-91956 and 333-121141 on Form S-8, as amended by post-effective Amendments No. 1 and No. 2 to each such registration statement, and Registration Statement No. 333-67610 on Form S-8, as amended by post-effective Amendments No. 1, No. 2, and No. 3 to such registration statement of our reports dated March 11, 2013, relating to the consolidated financial statements and financial statement schedule of Intermec, Inc. and the effectiveness of Intermec, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Intermec, Inc. for the year ended December 31, 2012.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
March 11, 2013